Execution Copy
                                                                  --------------
                AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

     This Agreement ("Agreement") is made as of the 17th day of February, 2000 (the "Effective Date"), by and between Swiss Army Brands, Inc., a Delaware corporation with its principal place of business at One Research Drive, P.O. Box 874, Shelton, CT 06484 ("Licensor") and TRG Accessories, LLC, a Missouri limited liability company with its principal place of business at 1328 Ashby Road, St. Louis, MO 63146 ("Licensee").

                                    RECITALS

          WHEREAS, LICENSOR is the owner of or licensee with rights to sublicense the trademarks set forth on Exhibit A attached hereto (the "Trademarks");

          WHEREAS, LICENSEE desires the right, license and privilege to use the Trademarks on or in connection with the manufacturing, sale and distribution of certain luggage products, more fully described in Exhibit B attached hereto (the "Products"); and

          WHEREAS, LICENSOR is willing to grant such rights to LICENSEE, subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Grant of License
     -------------------
     (a) Subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE, and LICENSEE accepts, the non-transferable right, licenses, and sublicenses, as the case may be, to use the Trademarks in the United States of America, Canada, the Caribbean (except Cuba) and Bermuda (the "Territory") solely on or in connection with the manufacture, sale and distribution of the Products during the Term (as defined below) of this Agreement. The license granted hereunder shall be exclusive except for: (i) LICENSOR'S right to distribute the Products and (ii) the license previously granted to Precise Imports Corporation ("Precise") to utilize the trademark "Swiss Army" on various items, which would include Products. LICENSOR shall not assign, grant any licenses or sublicenses, nor renew any licenses or existing licenses, to use the Trademarks in connection with the manufacture, sale and distribution of the Products in the Territory during the Term of this Agreement without LICENSEE'S prior written approval.

     (b) LICENSEE shall use the Trademarks only for the purposes set forth herein, and strictly in accordance with any guidelines to which the parties may agree in writing from time to time, including, without limitation, the specifications and requirements further described in Section 5 hereunder and listed in Exhibit C attached hereto.

     2. Term and Termination
     -----------------------
     (a) Subject to earlier termination as provided by this Agreement, the term of the license granted hereunder shall commence on the Effective Date and shall remain in effect until December 31, 2004 (the "Initial Term"). The license shall thereafter automatically renew for additional terms of two
     (2) years (each, a "Renewal Term"), provided the LICENSEE makes timely license payments as required by Section 3 below, and is not otherwise in default of any of the terms of this Agreement at the commencement of each Renewal Term. The Initial Term and any Renewal Term(s) shall collectively be referred to herein as the Term.

     (b) Either party may terminate this Agreement in the event of a material breach by the other party, where such material breach remains uncured for thirty (30) days following the breaching party's receipt of written notice of such breach from the non-breaching party, provided that such cure period shall not apply to repetitions of the same general type of violation for which a previous notice was sent.

     (c) Either party may terminate this Agreement in the event that the other party hereto shall cease conducting business in the normal course, become insolvent, is adjudicated bankrupt (voluntary or involuntary), or make an assignment for the benefit of creditors.

     (d) Either party may terminate this Agreement after the expiration of the Initial Term without cause upon one hundred and twenty (120) days prior written notice to the other party.

     (e) In the event that LICENSOR'S rights to use one or more of the Trademarks is "Reduced in a Project Material Manner" (as defined below) either (i) as a direct result of a third-party action or claim resulting in a determination by a court of last resort that such Trademark or Trademarks infringe the intellectual property rights of such third party, or as a result of government action, or (ii) if, following any claim by a third party or such governmental action, LICENSOR notifies LICENSEE that such use shall be Reduced in a Project Material Manner (which notice LICENSEE hereby agrees to comply with), LICENSEE may, at its sole discretion, notify LICENSOR in writing no later than the last business day of the Annual Period during which LICENSOR'S rights to use one or more of the Trademarks is first Reduced in a Project Material Manner (such Annual Period hereinafter referred to as the "Affected Annual Period") that (x) LICENSEE desires to terminate this Agreement, in which event the minimum annual license fee for the Affected Annual Period shall be reduced by a fraction equal to the number of days commencing on the day that LICENSOR'S rights to use one or more of the Trademarks is first Reduced in a Project Material Manner and ending on the last day of such Affected Annual Period, divided by the total number of days in such Affected Annual Period (such reduced amount hereinafter referred to as the "Reduced License Fee"), or (y) there shall be a reduction in the minimum annual license fee for the Affected Annual Period such that LICENSOR shall only be obligated to pay the Reduced License Fee for the Affected Annual Period, in which event this Agreement shall not terminate, and LICENSEE's obligations to pay the full minimum annual license fee for all Annual Periods subsequent to the Affected Annual Period shall continue in full force and effect.

     For purposes hereof, "Reduced in a Project Material Manner" shall mean either (i) the prohibition of the use of such Trademark on all luggage or on all small leather goods, or (ii) a prohibition which, on the basis of projections submitted by LICENSEE to LICENSOR prior to the threat of any such claim or action, may be reasonably expected to result in a reduction in revenue of ten percent (10%) or greater of LICENSEE's sales of Products hereunder for the ensuing twelve (12) month period. The term "Annual Period" shall mean the period from the Effective Date through the close of business on December 31, 2000 and each calendar year thereafter during the Term.

     (f) Any termination of this Agreement shall not serve to eliminate any liability arising out of conduct prior to the actual date of termination, and either party may, following such termination, pursue such remedies as may be available with respect to such liabilities.

     3. Licensee Fees and Other Payments
     -----------------------------------
     (a) LICENSEE shall pay LICENSOR a license fee equal to *1* of the net wholesale cost of all the Products manufactured or sold hereunder, whether sold directly by LICENSEE, by members of LICENSOR'S sales/distribution force or otherwise.

     (b) LICENSEE shall pay LICENSOR an additional administrative fee equal to *2* of the wholesale cost of the Products, the sale of which occurred as a result of the sales assistance or through the use of sales resources ("Integral Sales") of sales representatives or members of LICENSOR'S sales force or by distributors or sales persons which have been mutually designated in writing by LICENSOR and LICENSEE (each a "Designated Representative"). LICENSEE may discharge any Designated Representative for failure to meet sales quotas set by any agreement between LICENSEE and such Designated Representative, provided that, before effectuating any such discharge, LICENSEE shall give LICENSOR at least ten (10) business days' written notice of its intent to do so and shall afford LICENSOR a reasonable opportunity to discuss such proposed discharge with LICENSEE if permitted by law without liability.

     (c) LICENSEE shall pay directly to the Designated Representatives an additional commission reasonable and customary in the trade.

     (d) All amounts payable hereunder by LICENSEE, other than payments to Designated Representatives pursuant to Section 3(c), shall be payable on a quarterly basis commencing from the quarter ended September 30, 1999 and shall be paid to LICENSOR within forty-five (45) days of the end of each quarter. All amounts payable to payable to Designated Representatives pursuant to Section 3(c) shall be paid to the appropriate Designated Representative on a monthly basis, with payment due within fifteen (15) days of the close of every month.

     (e) LICENSEE hereby agrees (i) to pay a minimum annual licensee fee of *3* for each Annual Period or part thereof. Any amount by which such minimum exceeds the license fees payable in accordance with Section 3(a) shall be paid to LICENSOR within forty-five (45) days from the sooner to occur of the end of each Annual Period or the termination of this Agreement.

     (f) LICENSOR hereby agrees to expend at least *4* in marketing expenses per Annual Period in connection with the Products.

     (g) LICENSEE shall at all times during the Term of this Agreement keep full and complete books and records of the manufacture, sale and distribution of the Products in the Territory. LICENSOR or its authorized representative shall have the right, at LICENSOR'S expense, to audit and inspect such books and records of LICENSEE to ascertain LICENSEE'S compliance or non-compliance with its obligations under this Agreement, provided, however, that if any inspection reveals any underpayment in excess of five percent (5%) of the amount paid to LICENSOR, LICENSEE shall promptly pay such deficiency and reimburse LICENSOR for the costs of such inspection. Conversely, LICENSOR shall reimburse LICENSEE for any overpayments made by LICENSEE to LICENSOR, discovered pursuant to such inspection, less the cost of such inspection. LICENSOR agrees to sign a confidentiality and non-disclosure agreement with respect to any confidential information of LICENSEE that may be revealed in the course of such inspection.

     4. LICENSOR'S Title; Protection of LICENSOR'S Rights
     ----------------------------------------------------
     (a) LICENSEE recognizes and acknowledges LICENSOR'S ownership, title and exclusive rights or LICENSOR'S rights to sublicense the Trademarks. LICENSEE agrees that it will not during the Term of this Agreement or thereafter make any claim or take any action adverse to such title to and rights in the Trademarks and will not attack the validity of the license granted hereunder anywhere in the world. LICENSEE further agrees that its every use of the Trademarks, and any goodwill relating thereto, shall inure solely to the benefit of LICENSOR.

     (b) LICENSOR warrants that it believes that it has the right, as owner or licensee of the Trademarks, to grant and, by this Agreement, has granted, to LICENSEE the rights recited in Section 1 hereof and that except for matters relating to K-Swiss, S.A.W., Precise and Arrow Trading Company and its affiliates, previously disclosed to LICENSEE, the Trademarks, as used or usable on the Products in the Territory, are not the subject of any suit or claim, including, without limitation, a cancellation or invalidation action or opposition proceeding.

     (c) LICENSEE agrees both during and after the Term of this Agreement (i) to cooperate fully and in good faith with LICENSOR and to execute such documents as LICENSOR may request, relating to the Trademarks and any marks or trade names containing similar words or which LICENSOR believes may be confusingly similar thereto, or "Derivative Marks" thereof, including, without limitation, the registration of the Trademarks and any "Derivative Marks" thereof in additional categories, and (ii) not to oppose any application by LICENSOR for registration of the Trademarks and any "Derivative Marks" thereof in additional categories.

     (d) LICENSEE shall promptly notify LICENSOR, in writing, of any infringement or potential infringement of any Trademarks of which it becomes aware. Without the express written permission of LICENSOR, LICENSEE shall have no right to bring any action or proceeding relating to such infringement or potential infringement or which involves, directly or indirectly, any issue the litigation of which may affect the interest of LICENSOR. Nothing in this Agreement shall obligate LICENSOR to take any action relating to an infringement or potential infringement of any Trademarks.

     5. LICENSEE Obligations
     -----------------------

     (a) LICENSEE shall manufacture the Products in accordance with the specifications and requirements set forth herein and in Exhibit C attached hereto, and any other guidelines as may be implemented or amended from time to time by mutual consent of the parties. Without prejudice to the generality of the foregoing, LICENSEE shall ensure that the Products (i) comply with all requirements under applicable law, and that the Products labeled or otherwise attributed to the words "Swiss Army" be "Swiss Made," as further described in Exhibit C attached hereto. The wages and working conditions under which all Products and components thereof are produced shall conform in all respects to (i) the human rights laws and (ii) the generally accepted human rights rules or guidelines specified by national or generally recognized international groups or other non-governmental entities of (x) the country in which such Products are manufactured, (y) the country in which such Products are sold, to the extent such laws or rules apply to goods manufactured in other countries, and (z) the United States of America, to the extent such laws or rules apply to goods manufactured in other countries. LICENSEE shall provide LICENSOR with proof of such compliance on an ongoing basis.

     (b) LICENSEE agrees that it will cause to appear on any label, container, packaging, product tags, or wrapping material or other materials used in connection with the Products (the "Disclosure Materials"), and on all packaging, advertising, promotional and display material bearing the Trademarks, any trademark notice or indication of trademark status specified by LICENSOR, as more fully described in Exhibit C attached hereto. LICENSEE further agrees that all Disclosure Materials used in connection with the Products shall be in compliance with applicable laws and regulations.

     (c) (i) LICENSEE agrees to submit in writing to LICENSOR for written approval, any designs and specifications for the Products, which written approval or rejection shall be provided by LICENSOR within fifteen (15) business days (the "Approval Period") of LICENSOR'S receipt of such designs or specifications, failure to respond within the Approval Period constituting approval by LICENSOR. During any Approval Period, LICENSOR may reasonably request additional information from LICENSEE regarding certain designs or specifications, which request shall suspend the Approval Period and LICENSOR'S obligations thereunder. The receipt by LICENSOR of such additional information shall mark the start of a new Approval Period. (ii) LICENSEE agrees to seriously and in good faith consider any designs or specifications for the Products submitted by LICENSOR, and to promptly respond to LICENSOR regarding LICENSEE'S approval or rejection of LICENSOR'S suggested designs or specifications.

     (d) LICENSEE acknowledges that the Trademarks are known to represent and are associated with high quality products. LICENSEE shall manufacture and market the Products only in such manner as to maintain and promote the high quality image associated with the Trademarks.

     (e) LICENSEE agrees that it shall not, during the Term of this Agreement, except in accordance with the terms hereof, nor at any time thereafter, (i) market, sell or distribute any products confusingly similar to the Products in appearance and design; (ii) manufacture any other products with substantially the same design or combination of features as the Products;
     (iii) use the Trademarks or the word "Swiss" accompanied by a word or words with a military or outdoor connotation in connection with the advertising, sale or distribution of any items, nor utilize, in connection with the sale or offering for sale of any item a logo or device resembling the Logo or consisting of a cross or other devise in a red field. This paragraph shall not prevent LICENSEE from distributing or marketing products that possess similarities to the Products with respect to certain generic functional properties, but that are otherwise not confusingly similar to the Products in appearance and design and do not otherwise violate the terms hereof relating to the use of the Trademarks and to compliance with human rights laws, rules and guidelines.

     (f) Prior to any first sale or shipment of any new category, type or style of Product or any item of packaging, labeling or advertising to be used in connection with the sale or offering for sale of Products, LICENSEE shall furnish to LICENSOR, for its inspection and approval, representative samples of each such Product or item of packaging, labeling or advertising. LICENSOR shall indicate in writing to LICENSEE its approval or rejection of such samples within the Approval Period. In the event of a rejection, LICENSOR shall indicate to LICENSEE in reasonable detail the basis of such rejection and any changes required by LICENSOR to make the samples acceptable, whereupon LICENSEE shall be required to re-submit the samples in question for review and approval by LICENSOR as provided in this paragraph 5(f). LICENSOR'S failure to respond within the Approval Period shall constitute approval. LICENSOR'S approval of a sample of a Product shall be deemed approval for all Products of the same type or category which are subsequently manufactured and sold, provided that these are consistent in every material respect with the approved sample. Products or other items which vary in any material respect from an approved sample of such Products shall not be deemed approved by LICENSOR hereunder. LICENSEE further agrees that, upon reasonable notice, LICENSOR or its authorized representative shall have the right to access LICENSEE'S manufacturing and other facilities used in the manufacture, sale or distribution of the Products for the purpose of assuring the quality of the Products and LICENSEE'S compliance with its obligations set forth herein.

     (g) LICENSEE acknowledges that the Trademarks and the goodwill attaching thereto are associated with both the highest quality Products and retail sales operations and channels of trade. LICENSEE accordingly agrees that LICENSEE will sell Products only to those channels of trade and retail outlets approved by LICENSOR and set forth on Exhibit D attached hereto, as amended from time to time by mutual consent of the parties ("Approved Customers"). LICENSEE acknowledges that violation of this Section 5(g) shall constitute a material breach hereunder.

     6. Effect of Termination
     ------------------------

     (a) Thirty days after the termination or expiration of this Agreement, a statement showing the number and description of Products on hand or in process shall be furnished by LICENSEE to LICENSOR.

     (b) All Products and components thereof in existence which have not been sold or placed in distribution at the time of any termination of this Agreement (the "Unsold Products") may be purchased by LICENSOR at LICENSEE'S cost. Notwithstanding the foregoing, and subject to LICENSOR'S discretion, after termination or expiration of the license granted hereunder, LICENSEE, except as otherwise provided in this Agreement, may, within the Territory, dispose of the Products which are on hand or in process to Approved Customers for a period of 180 days after the effective date of termination or expiration, provided that such Unsold Products must meet the other requirements of this Agreement and LICENSEE shall continue to comply with all of its obligations under this Agreement.

     (c) In the event of termination (i) by LICENSOR through no fault of LICENSEE or (ii) by LICENSEE pursuant to Section 2(e) herein, LICENSOR shall purchase such of the Unsold Products as are of first quality at LICENSEE'S cost, provided that LICENSEE shall have made a good faith effort to dispose of such Unsold Products for a period of 365 days after the date of termination, provided, further, however, that LICENSOR'S obligations to repurchase Unsold Products shall not exceed one hundred thousand dollars ($100,000).

     (d) Upon termination or expiration of this Agreement, LICENSEE will immediately refrain from further use of the Trademarks in any respect whatsoever, except as expressly provided in this Section 6. LICENSEE acknowledges that the failure of LICENSEE (except as otherwise provided herein) to cease the manufacture, sale or distribution of the Products or the use of the Trademarks at the termination or expiration of this Agreement will result in immediate and irremediable damage to LICENSOR and to the rights of any subsequent licensee. LICENSEE acknowledges and admits that there is no adequate remedy at law for such failure and agrees that in the event of such failure LICENSOR shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper.

     (e) In the event of any termination of this Agreement, the parties shall continue to be bound after such termination by Sections 6, 8, 9, 10, 11 and all other provisions which are intended to survive such termination or expiration.

     7. Assignment
     -------------

     This Agreement and all rights and duties hereunder are personal to LICENSEE and shall not, without the written consent of LICENSOR, be assigned, transferred, mortgaged, sublicensed or otherwise encumbered by LICENSEE or by operation of law (including, without limitation, any assignment or transfer as a result of a merger, consolidation, change of voting control or ownership, or sale of all or substantially all of LICENSEE'S assets). Notwithstanding the foregoing, in the event that LICENSEE restructures its corporate form pursuant to (a) private equity financings, or (b) a contemplated initial public offering, LICENSEE may assign its rights and obligations hereunder to a successor or affiliated entity, provided that such successor or affiliated entity is under the same control and majority-ownership as is in effect for LICENSEE as of the Effective Date hereof (and further provided that such assignment is conditional and revocable and shall be valid only for so long as this same control and majority-ownership of LICENSEE, and of any permitted successor or affiliate hereunder, continues to be in effect). Any purported assignment or other transfer in violation of this paragraph shall be null and void.

     8. Indemnification
     ------------------

     (a) Each party agrees to defend, indemnify and hold harmless the other from and against any cost and expenses, losses, or liabilities (including court costs and attorney fees), arising out of any material breach of its obligations, warranties or representations hereunder.

     (b) LICENSEE further agrees to defend, indemnify and hold harmless LICENSOR from and against any cost and expenses, losses, or liabilities (including, without limitation, court costs and attorney fees) arising out of any product liability and other claims or suits asserted or brought against LICENSOR based (other than matters for which LICENSOR is obligated to indemnify LICENSEE pursuant to Section 8(c)) upon the manufacture, advertising, promotion, sale or distribution by LICENSEE of the Products including, without limitation, any alleged defect in the Products sold or distributed in connection with the Trademarks. LICENSEE shall defend or settle any such claim at no expense to LICENSOR by counsel selected by LICENSEE and reasonably acceptable to LICENSOR, provided, however, LICENSOR may appoint additional counsel at its sole discretion and at its own expense to assist with such defense. LICENSOR agrees to assist LICENSEE to the extent reasonably necessary in the defense of any such suit.

     (c) LICENSOR further agrees to defend, indemnify and hold harmless LICENSEE from and against any cost and expenses, losses or liabilities (including, without limitation, court costs and attorneys' fees) arising out of any suit or claim for infringement or other violation of intellectual property rights arising out of LICENSEE's use of the Trademarks as authorized by this Agreement, provided, however, that in the event of any such suit, claim or proceeding, LICENSOR shall notify LICENSEE pursuant to Section 2(e) that its use of the Trademarks shall be modified or terminated, such indemnification not to apply to damage accruing from sales or other actions taken in violation of such notification. Such defense shall be undertaken by counsel selected by LICENSOR and reasonably acceptable to LICENSEE. At LICENSOR's expense, LICENSEE agrees to assist LICENSOR to the extent reasonably necessary in the defense of any such suit. Each party agrees to notify the other within 30 days of receiving a written notification or claim from a third party challenging LICENSEE's right to use the Trademarks on the Products.

     (d) The foregoing indemnities are in addition to any other rights under this Agreement, but shall be expressly contingent on the party seeking indemnity (1) promptly notifying the indemnifying party in writing of any such claim, demand, action or liability, to the extent that the indemnifying party is prejudiced by any delay, (2) cooperating with the indemnifying party in the defense or settlement thereof, and (3) allowing the indemnifying party to control the defense of settlement of the case.

     9. Warranties and Compliance with Laws
     --------------------------------------

     (a) Subject to Section 9(c), each party represents and warrants that (i) it has the right and authority to enter into this Agreement; (ii) its performance of its obligations under this Agreement will not breach the terms of any agreement with any third party; (iii) its performance of its obligations under this Agreement will at all times be in accordance with applicable laws and regulations of government bodies or agencies, and (iv) such performance will be professional and diligent.

     (b) Except as set forth herein, the parties hereby disclaim all other warranties, whether express or implied, including, without limitation, any warranties with respect to merchantability, fitness for a particular purpose, or non-infringement of third party rights.

     10. Limitation of Liability
     ---------------------------

     Neither party shall be liable to the other party for loss of profits or for incidental, special, exemplary or consequential damages of any kind, or for any claims or demands brought against a party to this Agreement by any other party, whether or not a party to this Agreement has been previously advised of the possibility of such claims or demands, provided, however, that nothing shall preclude licensor's recovery from licensee of enhanced damages based on federal trademark laws. In no event shall LICENSOR'S liability to LICENSEE under this Agreement exceed the total amount of license fees paid to date by LICENSEE.

     11. Confidentiality/Proprietary Information
     -------------------------------------------

     (a) All patents, technology, ideas, designs, processes, inventions, improvements, know-how and other information, including, but not limited to, the specifications and requirements for the Products (hereinafter referred to as "Proprietary Information") disclosed or made available to LICENSEE by LICENSOR shall remain the exclusive property of LICENSOR. LICENSEE shall not use any such Proprietary Information in any manner not directly related to its performance hereunder and shall use its best efforts to prevent the unauthorized disclosure of Proprietary Information by any of its directors, officers, shareholders, employees or agents. LICENSEE hereby acknowledges that such Proprietary Information constitutes LICENSOR'S trade secrets and patents, and is of great value to LICENSOR. LICENSEE shall at all times hold such Proprietary Information in strict confidence, and shall not disclose or otherwise make available to any person other than to the directors, officers, agents or employees of LICENSEE who need access thereto in order to enable LICENSEE to fulfill its obligations hereunder. Distinctive features, including manners of appearance, utility and manufacture ("Designs") incorporated in any of the Products, whether developed by LICENSOR, LICENSEE or otherwise, shall be and remain the exclusive property of LICENSOR and shall not be utilized by LICENSEE, whether during the Term hereof or thereafter (except for "Patented Designs," as defined below, which are not subject to a "Patent License" as defined below) for any purpose other than to manufacture the Products hereunder.

     (b) Prior to, or within fifteen (15) business days after the end of the Term, LICENSEE shall deliver to LICENSOR a list and description, including the claims, of all utility patent applications and utility patents filed on behalf of, invented on behalf of, or assigned to LICENSEE, and used on Products sold hereunder (collectively the "Patented Designs") together with related information that LICENSOR may reasonably request. Such related information shall include, without limitation, the types of Products, e.g. backpacks, briefcases, etc. on which each such Patented Design is used (the "Designated Products"). All Patented Designs shall be the exclusive property of LICENSEE, subject to the limitation that, if within fifteen
     (15) days of receipt of such information, LICENSOR so requests, in a written notice to LICENSEE, LICENSOR shall receive from LICENSEE, with no further documentation, an exclusive patent license (a "Patent License") for all Patented Designs used on each Designated Product that LICENSOR shall enumerate (the "Selected Product(s)") under the following terms and conditions:
          * Term: For each Selected Product, the life of the last to expire, applicable, Patented Design.
          * Single royalty rate for each Selected Product, irrespective of the number of Patented Designs applicable to the Selected Product.
          * Royalty on LICENSOR'S Net Sales of Selected Products:
                                Year 1: *5*
                                Year 2: *6*
          * Exclusivity: LICENSEE shall grant LICENSOR an exclusive, irrevocable, worldwide license under the Patented Designs to make, have made, use, sell, offer for sale and import into the United States, Selected Products, except that where a Patented Design has, during the Term hereof, been used by LICENSEE on products sold hereunder and also in commercial quantities on other products and the non-exclusive nature of such use has been specified in the list referred to above, such license shall be non-exclusive. LICENSEE shall maintain and enforce the Patented Designs so as to assure such exclusivity and if it does not do so, LICENSOR'S obligation to pay royalties with respect to all Selected Product(s) covered by any expired or unenforced Patented Design(s) shall terminate.

     (c) ) Neither party hereto shall make, and the parties shall cause their respective representatives, officers, directors, employees and affiliates (collectively, "Representatives") not to make, any disclosure regarding this Agreement, and neither party will relate any information concerning the other party, to any individual or organization, unless required to do so by applicable laws (in which event the disclosing party shall provide the other party with reasonable prior notice of the contents of the disclosure).

     12. Notices
     -----------
     All notices, approvals and communications to be given hereunder shall be given or made by registered or certified first class air mail, by telex or by hand delivery at the respective addresses of the parties as set forth below, unless notification of a change is given in writing, and the date that such notice, approval or statement is given shall be deemed to be the date upon which the receipt was signed with respect to registered or certified mail and twenty-four (24) hours after transmission with respect to a telex or telecopier and at the time of delivery with respect to hand delivery. The addresses of the parties are as follows:

     LICENSOR:

     Swiss Army Brands, Inc.
     One Research Drive
     PO Box 874
     Shelton CT 06484
     Fax: (203) 925-1092
     ATTENTION: President

     LICENSEE:

     TRG Accessories LLC
     1328 Ashby Road
     St Louis, MO 63146
     Fax: (314) 692-2133
     ATTENTION: President

     13. Governing Law; Arbitration
     ------------------------------
     This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof. Exclusive jurisdiction of all disputes arising out of or in connection with this Agreement shall reside in the federal or state courts located in the State of New York. With respect to any and all disputes arising under or relating to this Agreement, the parties agree to meet in a good faith effort to resolve such dispute. In the event that such a meeting fails to resolve the dispute, the dispute shall be submitted to a single arbitrator under the rules of the American Arbitration Association's Commercial Arbitration Rules and Procedures, as amended by the terms of this Agreement. The arbitration shall take place in New York, New York, and shall be conducted in strictest confidence. The arbitrator's decision shall be based on the substantive law of New York (exclusive of its choice of law principles) or applicable federal law. The arbitrator's decision shall follow the plain meaning of the relevant documents and shall be final and binding. The arbitrator's power to award damages shall be limited by the terms of this Agreement. Notwithstanding anything to the contrary herein, LICENSOR shall have the right to apply for equitable relief in any court of proper jurisdiction with regard to any actual or threatened infringement, dilution, or other violation of the Trademarks and the good will associated therewith.

     14. Independent Contractor
     --------------------------
     LICENSEE is an independent contractor under this Agreement, and nothing herein shall be construed to create an agency relationship between the parties hereto. LICENSEE agrees that it shall not act in any manner in connection with its duties hereunder that would represent an agency relationship with LICENSOR.

     15. Headings
     ------------
     The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. Invalidity
     --------------
     If  any  provision  of  this   Agreement   shall  be  invalid  and  legally
     unenforceable, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement.

     17. Waiver
     ----------
     The failure of either party to enforce, at any time or for any period of time, any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce such provision.

     18. Amendment; Entire Agreement; No Third Party Beneficiaries
     -------------------------------------------------------------
     This Agreement may not be amended, modified or supplemented in any respect except in writing, which must be signed by the party against whom enforcement of any such amendment, modification or supplement is sought. This Agreement, including all Exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, replaces and supersedes all prior agreements and understandings between the parties hereto, and both parties acknowledge that no other representations or inducements have been relied upon.

     19. No Third-Party Beneficiaries
     --------------------------------
     This Agreement shall be for the sole and exclusive benefit of LICENSOR and LICENSEE and nothing in this Agreement shall be construed to give to any person other than LICENSOR and LICENSEE any legal or equitable right, remedy or claim under this Agreement.

     20. Force Majeure
     -----------------
     Neither party shall be responsible for any failure to perform its obligations hereunder due to unforeseen circumstances or to causes beyond its control, including, but not limited to, Acts of God, war, riot, embargoes, acts of civil or military authorities, fires, floods, accidents, earthquakes, strikes or shortages of components and supplies, transportation, fuel, energy, labor or materials.

     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first above written.

    SWISS ARMY BRANDS, INC.                          TRG ACCESSORIES, LLC


 By:/s/ J. Merrick Taggart                             By:/s/ Todd Siwak
    ----------------------                                --------------
 Title:President and Chief Executive Officer           Title:President

                                   EXHIBIT A

                                   TRADEMARKS

     1. Cross and Shield Logo in the form currently appearing on "Swiss Army Watches" sold by Licensor

     2. Victorinox

                                   EXHIBIT B

                                    PRODUCTS

           Category                                   Classification

Luggage Products (All Fabrications)           Including hard and soft goods
"Business," "Adventure," and "Leisure"        (including uprights); standard and
Travel Gear                                   expandable cases (any framed  case
                                              with a handle and wheels); garment
                                              bags; soft/unstructured bags(totes
                                              and   shoulder  bags,  duffels and
                                              expedition   bags,    backpacks,
                                              daypacks,   rucksacks,   bookbags,
                                              lumbar/waist/convertible/hydration
                                              packs,  and  any  other     casual
                                              silhouettes);business and computer
                                              cases  (both  structured  and soft
                                              briefs, saddle  and  courier bags,
                                              backpacks,  computer and accessory
                                              inserts/ sleeves).

Personal Leather and Fabric Accessory         Wallets:      (including   bifold,
Items                                         trifold, hipster, checkbook cover,
                                              card case,  money clip,  key  fob,
                                              travel organizer, passport  cover/
                                              case/wallet,   jotter,   pen case,
                                              breast  secretary,  pocket agenda,
                                              coin  wallet,  international/euro-
                                              size wallet, security wallet/pouch
                                              /belt).

                                              Business Accessories:  (including
                                              ring, spiral-bound  and zip-around
                                              agenda/planner/binder,  letterpad/
                                              portfolio,   travel   journal/
                                              organizer).

                                              Other   Accessories:   (including
                                              toiletry/cosmetic kit,    wetpack,
                                              laundry/shoe  tote, packing  cube/
                                              "stuff"  sack,  shirt  folder, tie
                                              case, proprietary  shoulder strap,
                                              locks, hydration bladder).

                                              Handbags  and  Women's  Personal
                                              Accessory Items:(including wallets
                                              and make-up bags).

Specialty Markets (all fabrications)          Outdoor  Gear  (including luggage,
                                              backpacks,  gear bags for hunting,
                                              fishing,  skiing,    snowboarding,
                                              biking, mountain climbing, hiking,
                                              canoeing,  boating,  camping,
                                              motorcycle industries).

                                              Camera and  video  bags,  team and
                                              individual sport bags.

                                   EXHIBIT C

                               Trademark Labeling
                               ------------------


TRAVEL GEAR AND ACCESSORIES
Victorinox(r) Travel Gear and Accessories with cross & shield and

Makers of the Original Swiss Army Knife
Victorinox(r) Makers of the Original Swiss Army Knife with cross & shield

        Note that Victorinox is registered.
        Note that the cross and shield can be used on the entire product line. The cross and shield logo can be used alone with the support of any text.
Never say or imply that the travel gear and accessory line is Swiss Army(r) product.



                                      LOGO

                                   EXHIBIT D

                 Approved Channels of Trade and Retail Outlets
                 ---------------------------------------------

                               Department Stores

                            Luggage Specialty Stores

                              Luggage Chain Store

                   Sporting Goods Chains and Specialty Stores

                          Men's and Women's Clothiers

                           Jewelry Stores and Chains

                         Photography Stores and Chains